Form of Tax Opinion
September __, 2005
WT Mutual Fund, on behalf of its series
CRM Small Cap Value Fund
CRM Small/Mid Cap Value Fund
CRM Mid Cap Value Fund
CRM Large Cap Value Fund
1100 North Market Street
Wilmington, DE 19890
CRM Mutual Fund Trust, on behalf of its series
CRM Small Cap Value Fund
CRM Small/Mid Cap Value Fund
CRM Mid Cap Value Fund
CRM Large Cap Value Fund
c/o PFPC Inc.
103 Bellevue Parkway
Wilmington, DE 19809
Ladies and Gentlemen:
     This opinion is furnished to you pursuant to Section 6.4 of the Agreement and Plan of Reorganization, dated as of September ___, 2005 (the “Agreement”), between WT Mutual Fund, a Delaware statutory trust (the “WT Trust”), on behalf of CRM Small Cap Value Fund, CRM Small/Mid Cap Value Fund, CRM Mid Cap Value Fund and CRM Large Cap Value Fund (each, a “Current Fund” and collectively, the “Current Funds”), each of which is a series of the WT Trust, and CRM Mutual Fund Trust, a Delaware statutory trust (the “CRM Trust”), on behalf of CRM Small Cap Value Fund, CRM Small/Mid Cap Value Fund, CRM Mid Cap Value Fund and CRM Large Cap Value Fund (each, a “New Fund” and collectively, the “New Funds”), each of which is a series of the CRM Trust. The Agreement provides for each New Fund’s acquisition of all of the assets of the corresponding Current Fund in exchange for (a) the issuance and delivery by that New Fund to the corresponding Current Fund, for distribution in accordance with Section 2.2 of the Agreement, of that number of full and fractional New Fund Shares of each New Fund Class equal to the number of full and fractional Current Fund Shares of each corresponding Current Fund Class that are issued and outstanding immediately prior to the Effective Time and (b) that New Fund’s

WT Mutual Fund
CRM Mutual Fund Trust
September     , 2005

assumption of all of the Liabilities of the corresponding Current Fund (the “Reorganization”). Capitalized terms used and not defined herein have the meanings assigned to such terms in the Agreement.
     In connection with this opinion we have examined and relied upon the originals or copies, certified or otherwise identified to us to our satisfaction, of the Agreement, the Combined Registration Statement/Proxy Statement filed with the Securities and Exchange Commission by the New Funds on Form N-14 in definitive form on or about July 28, 2005, and related documents (collectively, the “Documents”). In that examination, we have assumed (i) the authenticity and completeness of all original documents reviewed by us in original or copy form, (ii) the conformity to the original documents of all documents reviewed by us as copies, including electronic copies, (iii) the authority and capacity of the individual or individuals who executed any document on behalf of any person or entity to so execute such document, and (iv) the genuineness of all signatures on documents examined by us, and (v) the accuracy and completeness of all records made available to us.
     As to certain factual matters, we have relied with your consent upon, and our opinion is limited by, the representations and statements of the various parties set forth in the Documents and in certificates of each of the WT Trust and the CRM Trust dated as of the date hereof and attached hereto as Exhibits A and B (the “Certificates”). Our opinion assumes that (i) all representations set forth in the Documents and in the Certificates will be true and correct in all material respects as of the date of the Reorganization and (ii) the Agreement is implemented in accordance with its terms and consistent with the representations and statements set out in the Documents and Certificates. Our opinion is limited solely to the provisions of the United States Internal Revenue Code of 1986, as amended and now in effect (the “Code”), and the regulations, rulings, and interpretations thereof in force as of this date. We assume no obligation to update our opinion to reflect any changes in law or in the interpretation thereof that may hereafter occur.
     On the basis of and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes:
     1. The transfer to each New Fund of all of the assets of its corresponding Current Fund in exchange solely for New Fund Shares and the

WT Mutual Fund
CRM Mutual Fund Trust
September     , 2005

assumption by the applicable New Fund of all of the Liabilities of its corresponding Current Fund, followed by the distribution of such New Fund Shares to the shareholders of the applicable Current Fund in exchange for their Current Fund Shares in complete liquidation of each Current Fund, will constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and each New Fund and its corresponding Current Fund will each be “a party to a reorganization” within the meaning of Section 368(b) of the Code.
     2. No gain or loss will be recognized by a Current Fund upon the transfer of such Current Fund’s assets to its corresponding New Fund solely in exchange for New Fund Shares and the assumption by such New Fund of the Liabilities of such Current Fund or upon the distribution (whether actual or constructive) of the New Fund Shares to such Current Fund’s shareholders in exchange for their Current Fund Shares.
     3. The basis of the assets of each Current Fund in the hands of its corresponding New Fund will be the same as the basis of such assets in the hands of such Current Fund immediately prior to the transfer.
     4. The holding period of the assets of each Current Fund in the hands of its corresponding New Fund will include the period during which such assets were held by such Current Fund.
     5. No gain or loss will be recognized by any New Fund upon the receipt of the assets of its corresponding Current Fund solely in exchange for New Fund Shares and the assumption by such New Fund of all of the Liabilities of such Current Fund.
     6. No gain or loss will be recognized by the shareholders of any Current Fund upon the receipt of New Fund Shares solely in exchange for their Current Fund Shares as part of the transaction.
     7. The basis of the New Fund Shares received by each shareholder of the corresponding Current Fund will be, in the aggregate, the same as the basis, in the aggregate, of the Current Fund Shares exchanged therefor.
     8. The holding period of the New Fund Shares received by each shareholder of its corresponding Current Fund will include the holding period during which the shares of the Current Fund exchanged therefor were held,

WT Mutual Fund
CRM Mutual Fund Trust
September     , 2005

provided that at the time of the exchange such Current Fund Shares were held as capital assets in the hands of such shareholder.
     The tax advice set forth in this letter was not intended or written to be used, and cannot be used, for the purpose of avoiding any federal tax penalties that may be imposed. The tax advice set forth in this letter was written to support the promotion or marketing of the matters addressed herein. Each recipient of this letter with whom we do not have an attorney-client relationship should seek advice based on that person’s particular circumstances from an independent tax advisor.
     We express no opinion other than that specifically set forth above. This opinion is being delivered solely to you for your use in connection with the referenced transaction, and may not be relied upon by any other person or used for any other purpose. We hereby consent to the filing of this opinion as an exhibit to the Combined Registration Statement/Proxy Statement filed with the Securities and Exchange Commission by the New Funds on Form N-14 in definitive form on or about July 28, 2005. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

Bingham McCutchen LLP